UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*




                    ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, $0.0001 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    29272B105
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2020

-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)

[] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               15,378,596
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               15,378,596

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           15,378,596


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           10.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS & CO. LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               15,378,596
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               15,378,596

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           15,378,596


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           10.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-OO-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI PARALLEL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,830,369
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,830,369

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,830,369


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS VI, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,830,369
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,830,369

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,830,369


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,536,478
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,536,478

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           5,536,478


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           3.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI OFFSHORE ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,536,478
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,536,478

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           5,536,478


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           3.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,656,301
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,656,301

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,656,301


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,656,301
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,656,301

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,656,301


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.7%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               236,565
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               236,565

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           236,565


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               236,565
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               236,565

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           236,565


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               349,502
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               349,502

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           349,502


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               269,140
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               269,140

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           269,140


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               80,362
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               80,362

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           80,362


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               269,140
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               269,140

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           269,140


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 OFFSHORE ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               314,895
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               314,895

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           314,895


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2011, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               534,373
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               534,373

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           534,373


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               534,373
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               534,373

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           534,373


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2011 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               234,533
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               234,533

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           234,533


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   10 Corporate Drive, Suite 300
                   Burlington, MA 01803

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN SACHS & CO. LLC
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   GS ADVISORS VI, L.L.C.
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                   GSCP VI OFFSHORE ADVISORS, L.L.C.
                   GS CAPITAL PARTNERS VI FUND, L.P.
                   GSCP VI ADVISORS, L.L.C.
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   GOLDMAN, SACHS MANAGEMENT GP GMBH
                   MBD 2011 HOLDINGS, L.P.
                   MBD 2011, L.P.
                   MBD 2011 OFFSHORE, L.P.
                   MBD ADVISORS, L.L.C.
                   MBD 2011 OFFSHORE ADVISORS, INC.
                   BRIDGE STREET 2011, L.P.
                   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
                   BRIDGE STREET 2011 OFFSHORE, L.P.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The Goldman Sachs Group, Inc.;
                   Goldman Sachs & Co. LLC;
		   GS CAPITAL PARTNERS VI PARALLEL, L.P.;
                   GS ADVISORS VI, L.L.C.;
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.;
                   GSCP VI OFFSHORE ADVISORS, L.L.C.;
                   GS CAPITAL PARTNERS VI FUND, L.P.;
                   GSCP VI ADVISORS, L.L.C.;
                   GS CAPITAL PARTNERS VI GMBH & CO. KG;
                   GOLDMAN, SACHS MANAGEMENT GP GMBH;
                   MBD 2011 HOLDINGS, L.P.;
                   MBD 2011, L.P.;
                   MBD 2011 OFFSHORE, L.P.;
                   MBD ADVISORS, L.L.C.;
                   MBD 2011 OFFSHORE ADVISORS, INC.;
                   BRIDGE STREET 2011, L.P.;
                   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.;
                   BRIDGE STREET 2011 OFFSHORE, L.P.
                   200 West Street
                   New York, NY 10282


Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN SACHS & CO. LLC - New York
                   GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware
                   GS ADVISORS VI, L.L.C. - Delaware
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. - Cayman Islands GSCP VI OFFSHORE ADVISORS, L.L.C. - Delaware
                   GS CAPITAL PARTNERS VI FUND, L.P. - Delaware
                   GSCP VI ADVISORS, L.L.C. - Delaware
                   GS CAPITAL PARTNERS VI GMBH & CO. KG - Germany
                   GOLDMAN, SACHS MANAGEMENT GP GMBH - Germany
                   MBD 2011 HOLDINGS, L.P. - Cayman Islands
                   MBD 2011, L.P. - Delaware
                   MBD 2011 OFFSHORE, L.P. - Cayman Islands
                   MBD ADVISORS, L.L.C. - Delaware
                   MBD 2011 OFFSHORE ADVISORS, INC. - Cayman Islands
                   BRIDGE STREET 2011, L.P. - Delaware
                   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. - Delaware BRIDGE STREET 2011 OFFSHORE, L.P. - Cayman Islands

Item 2(d).         Title of Class of Securities:
                   Common Stock, $0.0001 par value

Item 2(e).         CUSIP Number:
                   29272B105

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to on the attached
                           cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                   Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 3, 2021

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2011 HOLDINGS, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2011, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE ADVISORS, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET 2011, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Item 8 Information
  99.4          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.5          Power of Attorney, relating to
                GOLDMAN SACHS & CO. LLC
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI PARALLEL, L.P.
  99.7          Power of Attorney, relating to
                GS ADVISORS VI, L.L.C.
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
  99.9          Power of Attorney, relating to
                GSCP VI OFFSHORE ADVISORS, L.L.C.
  99.10          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI FUND, L.P.
  99.11          Power of Attorney, relating to
                GSCP VI ADVISORS, L.L.C.
  99.12          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI GMBH & CO. KG
  99.13          Power of Attorney, relating to
                GOLDMAN, SACHS MANAGEMENT GP GMBH
  99.14          Power of Attorney, relating to
                MBD 2011 HOLDINGS, L.P.
  99.15          Power of Attorney, relating to
                MBD 2011, L.P.
  99.16          Power of Attorney, relating to
                MBD 2011 OFFSHORE, L.P.
  99.17          Power of Attorney, relating to
                MBD ADVISORS, L.L.C.
  99.18          Power of Attorney, relating to
                MBD 2011 OFFSHORE ADVISORS, INC.
  99.19          Power of Attorney, relating to
                BRIDGE STREET 2011, L.P.
  99.20          Power of Attorney, relating to
                BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
  99.21          Power of Attorney, relating to
                BRIDGE STREET 2011 OFFSHORE, L.P.

                                                                 EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.0001 par value, of ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. and further agree to the filing of this agreement as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 3, 2021

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2011 HOLDINGS, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2011, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE ADVISORS, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET 2011, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 OFFSHORE, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:
             Title:  Attorney-in-fact

                                                                 EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI GmbH & CO. KG, MBD 2011 Holdings, L.P., Bridge Street 2011, L.P., and Bridge Street 2011 Offshore, L.P. (collectively, the "GS Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman Sachs & Co. LLC ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is a subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the GS
Investing Entities.

                                                                 EXHIBIT (99.3)

                              ITEM 8 INFORMATION

As of December 31, 2020, each of the GS Investing Entities was a party to a Stockholders Agreement, dated as of October 24, 2013 (the "Stockholders Agreement"), by and among (i) the Company, (ii) the GS Investing Entities,
(iii) Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and WP Expedition Co-Invest L.P. (collectively, the "Warburg Pincus Entities") and (iv) certain other specified holders of the Company's Common Stock.

The Stockholders Agreement requires the parties thereto to vote their shares of the Common Stock in a certain manner on matters related to the election of certain directors appointed by the GS Investing Entities and the Warburg Pincus Entities. In addition, pursuant to the Stockholders Agreement, the GS Investing Entities and the Warburg Pincus Entities had certain rights to restrict the transfer of each other's shares of Common Stock.

The share ownership reported for the GS Entities in this Schedule 13G does not include any shares of Common Stock owned by the other parties to the Stockholders Agreement or their related entities, except to the extent disclosed in this Schedule 13G. Each of the GS Entities disclaims beneficial ownership of any shares of Common Stock owned by the other parties to the Stockholders Agreement and their related entities, except to the extent disclosed in this Schedule 13G.

On February 10, 2021, the Agreement and Plan of Merger (the "Merger Agreement") among the Company, Razorback Technology Intermediate Holdings, Inc., a Delaware corporation (the "Parent"), and Razorback Technology, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the "Merger Sub") was consummated. Upon consummation of the Merger Agreement, Parent acquired all outstanding shares of Common Stock of the Company at a price of $9.50 per share. Upon consummation of the Merger Agreement, the Stockholders Agreement and the other related agreements among the parties each terminated in accordance with its terms.

                                                                 EXHIBIT (99.4)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE GOLDMAN SACHS GROUP, INC.(the "Company") does hereby make,constitute and appoint each of Stephanie Snyder, Jerry Li, Nicole Clark, Jamie Minieri, Terry Mosher, Rachel Fraizer, and Terrance Grey acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuent to Rule 13f-1 or Regulation 13D-G under the Securities Exchange
Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until March 1, 2022 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to March 1, 2022, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Eddie Arhagba, Stephanie Snyder, Abdul Khayum, Terry Mosher, Rachel Fraizer, Apoorva Iyer, and Jerry Li on August 2, 2019.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 2020.

GOLDMAN SACHS & CO.LLC

By: /s/  Karen P. Seymour
____________________________
Name: Karen P. Seymour
Title: Authorized Signatory, Managing Director

                                                                 EXHIBIT (99.5)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS & CO. LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Nicole Clark, Jamie Minieri, Terry Mosher, Rachel Fraizer, and Terrance Grey acting individually, its true and lawful attorney,to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.



THIS POWER OF ATTORNEY shall remain in full force and effect until December 1, 2021 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 1, 2021, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry
Mosher, Rachel Fraizer, and Apoorva Iyer on August 2, 2019.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 2020.

GOLDMAN SACHS & CO. LLC

By: /s/  Karen P. Seymour
____________________________
Name: Karen P. Seymour
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                 EXHIBIT (99.6)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI PARALLEL, L.P.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS ADVISORS VI, L.L.C., its general partner

By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.7)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS ADVISORS VI, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


GS ADVISORS VI, L.L.C.

By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Vice President & Secretary

                                                                 EXHIBIT (99.8)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: GSCP VI OFFSHORE ADVISORS, L.L.C., its general partner

By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.9)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GSCP VI OFFSHORE ADVISORS, L.L.C.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


GSCP VI OFFSHORE ADVISORS, L.L.C.

By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Vice President & Secretary

                                                                 EXHIBIT (99.10)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI FUND, L.P.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI ADVISORS, L.L.C., its general partner

By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.11)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GSCP VI ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri,Nicole Clark,Terry Mosher, Rachel Fraizer, and Terrance Grey, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf,whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934,(as amended, the Act), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


GSCP VI ADVISORS, L.L.C.

By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Vice President & Secretary

                                                                EXHIBIT (99.12)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI GMBH & CO. KG
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


GS CAPITAL PARTNERS VI GMBH & CO. KG
By: GS Advisors VI, L.L.C., its Managing Limited Partner

By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.13)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN SACHS MANAGEMENT GP GMBH
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman
Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 24, 2020.


GOLDMAN SACHS MANAGEMENT GP GMBH

By: /s/  Laurie Schmidt
____________________________
Name: Laurie Schmidt
Title: Authorized Signatory, Managing Director

                                                                EXHIBIT (99.14)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2011 HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey, (and any other employee Goldman Sachs Group, Inc. or one of its affiliates designated in writing by oe of the attorneys-in-fact) acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 5, 2020.

MBD 2011 HOLDINGS, L.P.
By: MBD 2011 OFFSHORE ADVISORS, INC., its general partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.15)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2011, L.P.(the "Company") does hereby make,constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed tobe beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 1, 2020.

MBD 2011, L.P.
By: MBD ADVISORS, L.L.C., its general partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Vice President

                                                                EXHIBIT (99.16)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2011 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the Act),which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories,hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 5, 2020.

MBD 2011 OFFSHORE, L.P.
By: MBD 2011 OFFSHORE ADVISORS, INC., its general partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.17)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Nicole Nicole Clark, Jamie Minieri, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.

MBD ADVISORS, L.L.C.


By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Vice President & Secretary

                                                                EXHIBIT (99.18)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2011 OFFSHORE ADVISORS,INC.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Nicole Clark, Jamie Minieri, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.

MBD 2011 OFFSHORE ADVISORS,INC.


By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Director

                                                                EXHIBIT (99.19)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BRIDGE STREET 2011, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others,any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 5, 2020.


BRIDGE STREET 2011, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C., its General Partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.20)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Nicole Clark, Jamie Minieri, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 2020.


BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.


By: /s/  Susan Hodgkinson
____________________________
Name: Susan Hodgkinson
Title: Vice President & Secretary

                                                                EXHIBIT (99.21)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET 2011 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Jamie Minieri, Nicole Clark, Terry Mosher, Rachel Fraizer, and Terrance Grey (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 15, 2020.


BRIDGE STREET 2011 OFFSHORE, L.P.
By: MBD 2011 OFFSHORE ADVISORS, INC., its General Partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory, Vice President